EXHIBIT 10.1

Amendment No. 3 to the
Selective Insurance Group, Inc.
Stock Purchase Plan for Independent Insurance Agencies

The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies, is amended as follows:

1.	All references in the Agent Plan to “Accounts” shall be replaced with “Billing Services.”

2.	Except as set forth in this Amendment No. 3, the Agent Plan shall remain in full force and effect.